UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 10-SB

GENERAL FORM FOR REGISTRATION OF
SECURITIES OF SMALL BUSINESS ISSUERS
Under Section 12(b) or (g) of The Securities Exchange Act of 1934



RAIKE FINANCIAL GROUP, INC.
(Name of Small Business Issuer in its charter)

Georgia
(State or other jurisdiction of
Incorporation or organization)

58-2161804
(I. R. S. Employer Identification No.)


275 Parkway 575, Ste. 100
Woodstock, GA 30188
 (Address of principal executive offices)


(770) 516-6996
(Issuer's telephone number)

Securities to be registered pursuant to Section 12(g) of the Act.

Common Stock, $.01 par value
(Title of each class)





INFORMATION REQUIRED IN REGISTRATION STATEMENT

THIS REGISTRATION STATEMENT CONTAINS CERTAIN
FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27(a) OF THE SECURITIES ACT OF 1933 AND
SECTION 21(e) OF THE SECURITIES EXCHANGE ACT OF 1934,
AS AMENDED.  AS A RESULT OF CERTAIN FACTORS
DESCRIBED BELOW AND ELSEWHERE IN THIS
REGISTRATION STATEMENT, AND OTHER FACTORS, ACTUAL
RESULTS COULD DIFFER MATERIALLY FROM THOSE
PROJECTED IN THOSE FORWARD-LOOKING STATEMENTS.



Note: The Company has elected to follow Disclosure Alternative
3 in preparation of this Registration Statement



PART I


ITEM 1: DESCRIPTION OF BUSINESS



General

Raike Financial Group, Inc. ("we" or the  "Company ") is a
full service securities brokerage and investment-banking firm, in business since 1995. We are registered as a broker/dealer with the National Association of Securities Dealers ("NASD") and 48 states and also as a municipal securities dealer with the Municipal Securities Regulation Board ("MSRB"). We are subject to net capital and other regulations of the U.S. Securities and exchange
Commission ("SEC").   We offer full service commission and fee
based money management services to individual and institutional investors. We maintain a custody-clearing relationship with Southwest Securities in Dallas, TX, the fourth largest publicly held custodian of brokerage firm securities in the United States.

    	 We trade securities as an agent and a principal on exchanges such as the NYSE, AMEX and NASDAQ. We maintain selling agreements with mutual fund families and insurance companies offering load and no load funds, annuities and insurance products.

    	 Our Company headquarters is at 275 Parkway 575, Woodstock, GA 30188, and our telephone number is (770) 516-
6996. We maintain branch and other offices in a number of other jurisdictions and a complement of approximately 90 independent retail brokers. Our SEC net capital positions for the years ended December 31, 1999 and 2000 were $635,015 and $ 1,217,725 respectively,

      	From our beginnings in May of 1995, we have grown our
annual revenues as follows:
	Year		Revenues		No. of Reps.

1995		 $221,476 		19
1996		 $793,309 		19
1997		 $1,907,486	 	50
1998		 $3,507,000 		75
1999		 $5,987,067 		100
2000 		 $9,741,567		90

 Thus far all expansion and growth has been funded from
cash flow and private sales of our securities.  Our plans are   to
invest in advertising and recruiting efforts to continue our growth and profitability. We expand through recruiting additional registered representatives, establishing new branch offices, broadening our institutional services and creating new financial products and services.



  	                                   BUSINESS
    	Our primary sources of revenue are derived from brokerage services and related financial activities.

    	The table below shows the types of revenue as a percentage of total revenue and sources of revenue as a percentage of total revenue during the two years ended December
31, 1999 and 2000.


                                             YEAR ENDED
                                            DECEMBER 31

                                                          	1999		2000
TYPE OF REVENUE

Commissions...........................     		84.2%            72.7%

Fees and Other Income.....                	13.1%            22.8%
Interest and Dividends....            	2.7%                4.5%


    Total revenue.......................       	100%           100%


SOURCE OF REVENUE

      83.9%

    	12.5%          11.5%
     2.4%
Interest and dividends..........2.6%          2.2%

 Total revenue.................................... 	100%            100%

SECURITIES SALES SERVICES


 	 We are an "independent" broker dealer providing securities sales services through a network of approximately 100
"independent contractor" registered representatives to several thousand retail clients. These representatives primarily retail stocks, mutual funds, variable annuities and variable life insurance product, managed account and other investment advisory and financial planning products and services. Commissions are charged on the sale of securities products, of which a percentage is shared with the representatives. Over 90%% of our revenue during 1999 and 2000 has been derived from its securities sales services.





INSURANCE PRODUCT SALES

    	Through several selling agreements with larger insurance companies we offer a variety of insurance products, which are sold by its independent broker network. Variable annuity and variable life products from over 10 carriers are also offered, providing a large variety for consumers to choose


ADVISORY AND PLANNING

   	We are also registered as an investment advisor with the State of Georgia and provide investment advisory services offered by Southwest
Securities, Inc. and other third party providers. As a Registered Investment
Advisor. In addition, our independent representatives are able to provide
Planning and consulting services in a variety of financial services areas such as financial planning, tax planning, benefits consulting, corporate 401(k)s and other types of financial structures. Fees are charges to customers for these services and shared between us and our registered representatives on a fully disclosed basis. No significant amount of business has been derived from advisory and planning activities to date.

INTERNET TRADING

Trading investments on the Internet has become a standard among many investors. We believe that this method of trading will grow. We created our Woodstock
Discount Division in early 1988 to participate in this growth area as well as to diversify the firms operations and assets This capacity to offer Internet trading will complement our full service business by attracting cost conscience investors who normally would not have been interested in the firm. This in turn enhances our ability to "cross market" other products and services specifically tailored to meet the Internet needs of our clients. As the information age continues to integrate our lives, new Internet business opportunities will arise and we hope to make these opportunities a large part of our growth.

Through the Woodstock site, investors have the opportunity to execute a trade competitive with the deep discounters. Since these activities can only be conducted by a broker/dealer, this does not add a great deal of expense. All clearing services are provided by the firm's clearing broker and total cost of operations is minimal. The firm plans to enhance the site and provide several more products and services.







EXPANSION OF EXISTING BUSINESS


We believe that our business has been limited by its capital position. Increased capital will allow us to expand our existing business as set forth below:

We intend to intensify our efforts to attract higher producing independent registered representative by offering them a higher quality of service and a larger variety of financial products and service options to provide to their clients.

The expanded services include:

?	Improved sales and business development
education and support
Services
?	Better continuing education programs
?	Enhanced electronic order processing,
communications and record
Keeping
?	Improved compliance support and
communications
?	Better contact with product and service
suppliers

We also intend to expand our investment banking activities, hiring additional brokers and marketing specialized products to retail and institutional clients.

 CLEARING AGENT AND CUSTOMER CREDIT

We currently use Southwest Securities, Inc. as our clearing agent on a fully disclosed basis (the "Clearing Agent"). The Clearing Agent processes all securities transactions and maintains the accounts of customers. Customer accounts are protected through the Securities Investor Protection Corporation ("SIPC") for up to $500,000, with coverage of cash balances is limited to $100,000. The Clearing Agent provides through an Excess Securities Bond an additional aggregate protection of $24.5 million per account above SIPC.

 		The services of the Clearing Agent include billing, credit control, receipt and custody and delivery of securities. The Clearing Agent provides the operational support necessary to process, record and maintain securities transactions for our brokerage and distribution activities. The total cost of the Clearing Agent's services is closely monitored to determine the feasibility of our providing these services ourselves.

The Clearing Agent lends funds to our customers through the use of margin credit. These loans are made to customers on a secured basis, with the Clearing Agent maintaining collateral in the form of salable securities, cash or cash equivalents. Under the terms of our clearing agreement, we indemnify the Clearing Agent for any loss on these credit arrangements. As of December 31, 2000, we have $11.6 million of margin credit outstanding to our customers through our Clearing Agent. We have implemented policy to avoid possible defaults on margin loans. The net interest income to the Company from margin activities for the year ending December 31, 1999 and 2000 was not material. Margin interest in 2000 was approximately 172,049 % of revenues.

REGULATION

The securities business is subject to extensive and frequently changing federal and state laws and substantial regulation under such laws by the Securities and Exchange Commission (the "Commission") and various state agencies and self-regulatory organizations, such as NASD Regulation, Inc. ("NASDR"), an arm of the NASD. We are registered as a broker-dealer with the Commission and are a member firm of the NASD. Much of the regulation of broker-dealers has been delegated to self-regulatory organizations, principally NASDR, which has been designated by the Commission as the Company's primary regulator. NASDR adopts rules
(which are subject to approval by the Commission) that govern NASD members and conducts periodic examinations of member firms' operations. We are also subject to regulation by state securities administrators in those states in which we conduct business

Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales methods and supervision, trading practices, use and safekeeping of customers' funds and securities, capital structure of securities firms, record keeping and reporting, continuing education and the conduct of directors, officers and employees. Additional legislation, changes in rules promulgated by the Commission and self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules, may directly affect the mode of operation and profitability of broker-dealers.

The Commission, self-regulatory organizations and state securities commissions may conduct administrative proceedings which can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer, its officers or employees. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the integrity of the securities markets.

Our mutual fund distribution business is subject to extensive regulation as to duties, affiliations, conduct and limitations on fees under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Investment Company Act of 1940, as amended (the "1940 Act"), and the regulations of NASDR. As discussed above, the Company is a NASDR member. NASDR has prescribed rules (Rule 2830 of the NASDR Conduct Rules) with respect to maximum commissions, charges and fees related to investment in any open-end investment company registered under the 1940
Act.


NET CAPITAL REQUIREMENTS

As a registered broker-dealer and a member firm of NASDR, we are subject to the net capital rule of the Securities and Exchange Commission (the "Commission").
The net capital rule, which specifies minimum net capital requirements for registered brokers and dealers, is designed to measure the general financial integrity and liquidity of a broker-dealer and requires that at least a minimum part of its assets be kept in relatively liquid form. Net capital is essentially defined as net worth (assets minus liabilities), plus qualifying subordinated borrowings and less certain mandatory deductions that result from excluding assets not readily convertible into cash and from valuing certain other assets, such as a firm's positions in securities, conservatively.

Among these deductions are adjustments in the market value of securities to reflect the possibility of a market decline prior to disposition. We have elected to compute our net capital under the standard aggregate indebtedness method permitted by the net capital rule, which requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed a 15-to-1 ratio. Until December 1998, we had a net capital requirement of $5,000. In view of the expansion in our business activities we have received approvals, which increase the minimum requirement to $100,000.

Failure to maintain the required net capital may subject a firm to suspension or expulsion by the NASD, the Commission and other regulatory bodies and ultimately may require its liquidation. We have met or exceeded all net capital requirements since the Company was started. The net capital rule also prohibits payments of dividends, redemption of stock and the prepayment or payment in respect of principal of subordinated indebtedness if net capital, after giving effect to the payment, redemption or repayment, would be less than a specified percentage of the minimum net capital requirement. Compliance with the net capital rule could limit those operations that require the intensive use of capital, such as underwriting and trading activities, and also could restrict our ability to withdraw capital, which in turn, could limit our ability to pay dividends, repay debt and redeem or purchase shares of our outstanding capital stock.


COMPETITION

We encounter intense competition in all aspects of our securities business and compete directly with other securities firms, a significant number of which have greater capital and other resources. In addition to competition from firms currently in the securities business, there has recently been increasing competition from other sources, such as commercial banks and insurance companies offering financial services, and from other investment alternatives.
We believes that the principal factors affecting competition in the securities industry are the quality and abilities of professional personnel, including their ability to effectuate a firm's commitments, and the quality, range and relative prices of services and products offered.


Although we may expand the financial services we can render to our customers, we do not now offer as broad a range of financial services as national stock exchange member firms, commercial banks, insurance companies and others.

PERSONNEL

At December 31, 2000, we had 13 full-time employees in addition to approximately 90 registered representatives. None of our personnel is covered by a collective bargaining agreement. We consider our relationships with our employees to be good.


ITEM 2.   MANAGEMENT DISCUSSION AND ANALYSIS OF
PLAN OF OPERATION


OVERVIEW

	The following discussion should be read in conjunction with the Financial Statements of the Company and the Notes thereto appearing elsewhere herein.

OVERVIEW AND GENERAL INDUSTRY CONDITIONS

    Our primary sources of revenue are commissions earned from brokerage services. Our principal business activities are, by their nature, affected by many factors, including general economic and financial conditions, movement of interest rates, security valuations in the marketplace, regulatory changes, competitive conditions, transaction volume and market liquidity. Consequently, brokerage commission revenue and investment banking fees can be volatile.
While we seek to maintain cost controls, a significant portion of our expenses is fixed and does not vary with market activity. As a result, substantial fluctuations can occur in our revenue and net income from period to period. Unless otherwise indicated, in this section, references to years are to fiscal years.

   The following table reflects items in the Statements of Operations as dollar amounts and as percentages of total revenue.














                     YEAR ENDED DECEMBER 31
        1999
2000
                       AMOUNT        PERCENT
AMOUNT  PERCENT


	REVENUE:

   Commissions ........$ 5,078,710	   84.2	%        $
8,398,636     86.2 %
   Fees and other Income....$    754,564     13.1	%	$
214,379	     2.2	%
   Interest and Dividends.....$    153,739	     2.7	%	$
1,128,552      11.6	%
   					-----------------	   --------	---------
--------	   --------
   Total  Revenue                	 $ 5,987,067	   100	%	$
9,741,567	    100	%



EXPENSES

    Brokerage ............$ 4,160,812	  69.5%       $
6,879,182	    70.6%
    Clearing Fees ........$     632,376    10.6%       $
999,374         10.3%
 Management Fee .....  $      538,500	     9.0% $   -0-
0%
    Other Operating Exp ..... $    577,456       9.6%
$2,294,198	     23.6%
					-------------------  -------        ----------
---------     -------
    Total Expense..........$ 5,909,144    98.7%
$10,172,754    104.5%
                 				-------------------  -------        --------
--
---------     -------

 INCOME FROM OPERATIONS	$         77,924     1.3%	$
(431,187)    ( 4.4%)
 Provision for Income Taxes 	$        (20,469)     .4%	$
(172,475)     (1.8%)
					---------------------      -----     ----------
-----------   -------
NET INCOME			$	57,454       .5%	$
(258,712)      (2.6%)


    Total revenue for the year ended December 31, 2000 increased by
$ 3,754,500 or 62.7%  to $ 10,072,814 from $ 5,909,144 for the prior comparable period. Revenue increased in most of our business areas during the year ended December 31, 2000

    Commission revenue increased by $3,319,926, or 62.2%, to $ 8,398,636 for the year ended December 31, 2000 from $ 5,078,710 for the prior year. The increase was due to the Company's business development activity, resulting in an increase in the number of clients and transactions.

      Fees from clearing and transaction charges and other income increased by
$ 373, 988 or 49.5% to $1,128,552 for the year ended December
31, 2000 from
$ 754,564 for the prior year. This increase was principally due to an increase in the number of clients and transactions.


   	Total operating expenses for the year ended December 31, 2000 increased by
$ 4,263,610 or 72.1%%, to $10,172,754 from $ 5,909,144 for the prior year.

    	Brokerage expenses increased by $ 2,718,370, or 58.0%, to $ 6,879,182 for the year ended December 31, 2000 from $
4,160,8912 for the prior year. This increase is attributable to increased sales volume and in the number of clients.

    	Clearing Fees expenses increased by $ 366,988 or 58.0% to $999,374 for the year ended December 31, 2000 from $ 632,376 for the prior year. Similar to the increase in brokerage expense, this increase is attributable to the increase in registered representatives, resulting in increased sales volume and in the number of clients.

     	The Management Fee expense decreased by $ 538,500 to $0 for the year ended December 31, 2000 from $ 538,500 for the prior year. The 1999 Management Fee had been charged by Raike & Associates L.L.C., an affiliated entity, for occupancy, business equipment and systems support and services as well as "back office" personnel. This management agreement has been terminated and we now pay for these services directly. See "Certain Transactions".

      	Other operating expense increased by $ 1,716,742 or 297%, to $ 2,294,198 for the year ended December 31, 2000 from $
577,456 for the prior year. This increase is attributable to the overall increase in our business, together with the need to add equipment and additional services necessary to support increased levels of activity. It includes, in addition, $673,848 of customer write-offs due to defaults on margin indebtedness. We anticipate a lower rate of growth in this item for 2001, particularly through upgrades of our operating systems and equipment.

   	Income tax expense increased by $152,006 or 742% to $172,475 for the year ended December 31, 2001, from $20,469 for the prior year. This increase was due to increased company revenues.

    	Net income from operations decreased by $ 201,258 or 350.3%, to a net loss of $ 258,712 for the year ended December
31, 2000 from a $ 57,454 net profit for the prior year. The principal cause of this loss was the non-recurring write-off referred to above of defaulted customer margin loans due chiefly to the precipitous decline in the market prices of a number of securities. We are pursuing our legal remedies to collect on this indebtedness. Absent this write-off, which we expect to be non-reoccurring, we actually experienced an increase in our operating profit in 2000 due to growth in volume of transaction-based fees, charges and commissions.





LIQUIDITY AND CAPITAL RESOURCES

    	Our assets are reasonably liquid with a substantial majority consisting of cash and cash equivalents, investment securities, and receivables from other broker-dealers and our clearing agent, all of which fluctuate depending upon the levels of customer business and trading activity. Receivables from broker-dealers and our clearing agent turn over rapidly. Both our total assets as well as the individual components as a percentage of total assets may vary significantly from period to period because of changes relating to customer demand, economic, market conditions and proprietary trading strategies. Our total net assets for the years ended
December 31, 1999 and 2000 were $ 811,665 and $ 2,127,507.11, respectively.

    	As a broker-dealer, we are subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule15c3-1). The
Rule requires maintenance of minimum net capital and that we maintain a ratio of aggregate indebtedness (as defined) to net capital (as defined) not exceed 15 to 1. Under the Rule we are subject to certain restrictions on the use of capital and its related liquidity. Our net capital positions for the years ended December
31, 1999 and 2000 were $635,015 and  $ 1,176,029 respectively, which were $ 535,015 and $ 1,076,029 respectively, in excess of our minimum net capital requirement. We recently applied to and were approved by NASDR to engage in additional activities which increased our minimum net capital to $100,000. See "Business-- Government Regulation."

    	Historically, we have financed its operations through cash flow from operations and the private placement of equity securities. We have not employed any significant leverage or debt.

    	We believe that our capital structure is adequate for our current operations. We continually review our overall capital and funding needs to ensure that our capital base can support the estimated needs of the business. These reviews take into account business needs as well as the Company's regulatory capital requirements. Based upon these reviews, to take advantage of strong market conditions and to fully implement our expansion strategy, we believe that we will require increased net capital provided by the proceeds from private sales of its securities.

    The Company's cash and cash equivalents increased by $414,262 or 38% to $1,684,484 as of December 31, 2000, from
$1,220,222 as of December 31, 1999. The increase was due to the above-described expansion in the level of the Company's business activity.

EFFECTS OF INFLATION

     Market prices of securities are generally influenced by changes inflation. Moreover, the rate of inflation affects our expenses, such as employee compensation, occupancy expenses and communications costs, which may not be readily recoverable in the prices of services offered to our customers. To the extent inflation results in rising interest rates or has adverse effects upon the securities markets, it may adversely affect our financial condition and results of operations.






ITEM 3.  DESCRIPTION OF PROPERTY


Our principal executive offices are located at 275
Parkway 575, Suite 100, Woodstock, GA 30188 where the
Company leases approximately 4,700 square feet of office space from White Mountain Partners, Inc. an affiliated entity. The lease for these premises expires in October
2005. See "Certain Transactions."




ITEM 4:    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND   MANAGEMENT


The following table sets forth the record ownership of our Common Stock (the Company's only class of stock) as of December 31, 2000 as to (i) each person or entity who owns more than five percent of any class of our Securities (including those shares subject to outstanding options), ( ii) each person named in the table appearing in "Remuneration of Directors and Officers", and ( iii) all officers and directors of the Company as a group.

NAME & ADDRESS  				SHARES OWNED
PERCENT OF CLASS


William Raike, III		     	 	 3,284,000
	 83 %

Morris Brunson				    396,000
	 10 %

William Bertsche				    200,000
	   5 %


         TOTAL  4,000,000	                       98 %


OFFICERS & DIRECTORS AS A GROUP

To the best of our knowledge, the persons named in the
table have sole voting and investment power with respect to all shares of Common Stock owned by them, subject to community
property laws where applicable.   The above referenced number of
shares does not include shares available upon exercise of the options described in the table below.

Other than Common Stock, we have no class of voting or non-voting stock outstanding.

The following table sets forth the options, warrants and other rights to purchase our Common Stock as of December 31, 2000, as to i) each person or entity who owns more than five percent
(5%) of any class of our securities (including those shares subject to outstanding options), ii) each person named in the table appearing in "Remuneration of Directors and Officers", and iii) all officers and directors of the Company as a group.


OPTIONS

TITLE AND AMOUNT OF SECURITIES CALLED FOR BY
OPTIONS, WARRANTS OR EXERCISE:

NAME & TITLE	RIGHTS	SHARES
	PRICE		EXP. DATE

NONE ISSUED AT THIS TIME

OFFICERS & DIRECTORS AS A GROUP	 	NONE
ISSUED AT THIS TIME

NOTE:   In December 1998, we adopted the 1998 Employee Stock
Option Plan, (the "Plan"). See below under "Executive
Compensation." During 1998, 1999 and 2000 the Company did not grant any options or issue any shares under the Plan.


ITEM 5:  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS
AND
    CONTROL PERSONS


Set forth below is information regarding our directors and
executive officers.   We have no other management employees
besides those described below, and there are currently no other persons under consideration to become directors or executive officers.

NAME					AGE			POSITION

William J. Raike, III		42	Chairman, President and
CEO

Shannon Raike		30	Executive Vice President,
Treasurer and CFO

Morris L. Brunson		62	Director

William D. Bertsche		57	Director

Carrie Wisniewski		38	Director



The Board of Directors has designated an Audit
Committee of the Board of Directors consisting of two
Directors, that will review the scope of accounting audits, review with the independent auditors the corporate accounting practices and policies and recommend to whom reports should be submitted within the Company, review with the independent auditors their final report, review with internal and independent auditors overall accounting and financial controls, and be available to the independent auditors during the year for consultation purposes. The
Board of Directors has also designated a Compensation
Committee of the Board of Directors consisting of three
Directors, which will review the performance of senior management, recommend appropriate compensation levels and approve the issuance of stock options pursuant to the Company's stock option plan. All Directors and officers of the Company serve until their successors are duly elected and qualify.


William J. Raike, III, Chairman, President and CEO

Mr. Raike's fifteen-year tenure in the financial services industry has been marked with numerous accomplishments.
His brokerage career began as a Financial Consultant with a NASD member national brokerage firm where he started as a trainee and in less than five years was promoted to vice-president and branch manager in Atlanta, Ga. Mr. Raike later spent approximately two years with a NYSE Member
Firm located in Richmond, Va and approximately two years as owner-operator an independent NASD member firm. Mr.
Raike formed Raike Financial Group, Inc. in March of 1995 and through his extensive knowledge of the securities industry has been successful in growing the Company from 2 registered representatives and $200,000.00 in 1995 to over 100 registered representatives and approximately $10,000,000.00 in revenues in five years. Mr. Raike oversees all divisions of the Company holds the Series 4(Registered Options Principal), 7(General Securities Representative), 24(General Securities Principal), 55 (Equity Trader), 63(State Securities License) and 65(Registered Investment Advisor) licenses.

Shannon L. Raike, Vice President, Treasurer and CFO

Shannon Raike graduated from Brenau College with an associate's degree in accounting. Upon graduating from college in 1992, Mrs. Raike held an accounting position with Nuclear Support Services, Inc. where she gained extensive experience in corporate accounting and federal rules and regulations surrounding the nuclear power industry. Mrs. Raike also held previous positions with Associated
Consumers and Henze Services, both in the nuclear power industry, in the accounting and payroll departments. Since Raike Financial's inception in 1995, Mrs. Raike has been the Chief Financial Officer in charge of all administrative and operational aspects of a broker/dealer. She is licensed in the Series 27(Financial Operations Principal) and 28(Introducing Broker-Dealer Financial Operations Principal) and acts as financial principal to the firm. Currently, she leads the operations and finance departments at Raike Financial Group, Inc.

Morris L. Brunson, Director

  Mr. Brunson graduated from Berry College in 1958 with a degree in Business Administration with a concentration in Accounting. His career has been spent in the accounting and financial areas primarily in the health care business. He was the Accounting Manager for Floyd Medical Center, a
Cost Accountant for Ledbetter Construction Co. and has held several positions at the American Red Cross and the United Way. He retired from the firm in 1998 to pursue the management of several personal investments.

William D. Bertsche, Director

     Mr. Bertsche was educated at Santa Rosa College in
Santa Rosa, CA and at
River Falls College in WI. At an early age, Mr. Bertsche previously managed a family business in the dairy industry and since has managed several private business ventures.
He is an entrepreneur and has been self employed for the better part of his life and spends his time managing his personal investments.

Carrie Wisniewski, Director

     Ms. Wisniewski has over 16 years of securities industry experience and has an MBA in finance as well as Certified
Financial Planner. Ms. Wisniewski began her career at Merrill
Lynch as a registered representative and later served in the compliance department. Most recently the Atlanta district office of the NASD as a senior compliance examiner, where she earned several awards for outstanding achievements, employed her. In
1994, Carrie formed B/D Compliance Associates, Inc., an independent compliance-consulting firm, where she serves as president. Carrie holds the Series 7 (General Securities Representative), Series 24 (General Securities Principal), Series 53 (Municipal securities Principal), Series 27 (Financial & Operations Principal), and Series 4 (Registered Options Principal) securities licenses. She also serves as an NASD arbitrator and an expert witness in cases involving NASD compliance issues.

ITEM 6: EXECUTIVE COMPENSATION


The following table sets forth the current annual salaries of i) each of our three highest-paid officers and ii) the Company's officers or directors as a group:


NAME OR IDENTITY OF GROUP	TITLE
	COMPENSATION

William Raike
	$130,000

Shannon Raike
	$120,000

TOTAL SALARIES FOR THE YEAR 2000 OF OFFICERS
AND DIRECTORS AS A GROUP
	$250,000

1)	The Company's group life, health, hospitalization and other
employee benefits do not discriminate scope, terms, or operations in favor of officers or directors and are available generally to all salaried employees.


Stock Option Plan. In January 1998, we adopted the 1998
Employee Stock Option Plan, (the "Plan"). The Plan is administered by a committee (the "Committee") consisting of the Board of Directors or a committee of the board. Under the Plan, the Committee may grant stock options, which may be incentive stock options ("ISO's") as defined in the Internal Revenue Code, stock awards or options which do not qualify as ISO's to employees and officers. All of our employees are eligible to participate in the Plan. During 1998, 1999, and 2000 we did not grant any options or issue any shares under the Plan.


Other Compensation Arrangements. We currently have 13 employees, all of whom are exempt employees, whose annual salaries range from $22,000 to $40,000 per year and who also have the option to receive standard coverage health care insurance and participation in an Employee Stock Option Plan described above.

Commencing with the year 1999 each of William J. Raike III and Shannon Raike receive cash compensation equal to one and a quarter percent (1.25%) of the gross revenues of the Company as shown by the audited financial statements. [Payment is to be made on a quarterly basis based on unaudited figures, with an annual reconciliation once the audited figures are available.] This compensation arrangement is in lieu of stock options or warrants and was authorized by a majority of the disinterested Directors of the Company as being in the best interests of the Company.


ITEM 7: CERTAIN RELATIONSHIPS AND RELATED
TRANSACTIONS


As of January 1, 1997 the Company entered into a Management Agreement with Raike & Associates, L.L.C., a
Delaware limited liability company. The agreement provided that Raike & Associates, L.L.C. would lease real and personal property for the Company and provide certain specified record keeping and management services in exchange for a monthly management fee expressed as a percentage of income earned by the Company.
This agreement was terminated in December 1998 when Raike Financial Group registered as a "C" corporation under Georgia law.

     	The Company has outstanding loans to certain affiliated parties. As of
December 31, 2000 Raike & Associates L.L.C., an affiliated company that previously provided management services to the Company, owed the Company $32,114.87. In addition, the Company had loans outstanding as of December 31, 2000 to William Raike of $15,265.06.

	    	Management has all business transactions and allocations of overhead between the Company and other companies such as Raike & Associates, L.L.C. approved by a committee of the Board of Directors composed of independent, outside directors.
Furthermore, the compensation of the Company's President will be approved by the Compensation Committee of the Board of Directors, all of the members of which are independent, outside directors.

Effective October 13, 2000, we signed a five year lease of approximately 4,500 square feet in the premises we currently occupy at a rate of $18 per square foot ($84,600 per year). The landlord is White Mountain Partners, Inc., a corporation wholly owned by William J. Raike III and Shannon Raike. The signing of the lease was approved by a majority of the disinterested Directors of the Company at a meeting in which it was determined that the lease terms were not in excess of rentals for comparable space and a determination was made that the lease was in the best interests of the Company.


ITEM 8: DESCRIPTION OF SECURITIES


     The authorized capital stock of the Company consists of 20,000,000 shares of
Common Stock, par value $0.01 per share.


  COMMON STOCK

     As of December 31, 2000 there were 4,294,188 shares of Common
Stock issued and outstanding, held of record by 96 stockholders. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Stockholders do not have cumulative voting rights. Holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefore. See "Dividend Policy." In the event of a dissolution, liquidation or winding-up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no right to convert their Common Stock into any other securities. The Common Stock has no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of this Offering will be, duly authorized, validly issued, fully paid and nonassessable.


 GEORGIA LAW AND CERTAIN CHARTER PROVISIONS

     The Charter of the Company provides that the Company shall indemnify its currently acting and its former Directors and officers against any and all liabilities and expenses incurred in connection with their services in such capacities to the maximum extent permitted by the Georgia Corporation Law, as from time to time amended (the
"GCL"). If approved by the Board of Directors, the Company may indemnify its employees, agents and persons who serve or have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise to the extent determined to be appropriate by the Board of Directors. The Company shall advance expenses to its Directors and officers entitled to mandatory indemnification to the maximum extent permitted by the Georgia Corporation Law and may in the discretion of the Board of Directors advance expenses to employees, agents and others who may be granted indemnification.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been
Informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Furthermore, the Charter of the Company provides that, to the fullest extent permitted by the GCL as it may be amended from time to time, no Director or officer of the Company shall be liable to the Company or its stockholders for monetary damages arising out of events occurring at the time such person is serving as a Director or officer, regardless of whether such person is a Director or officer at the time of a proceeding in which liability is asserted. Under current Georgia law, the effect of this provision is to eliminate the rights of the Company and its stockholders to recover monetary damages from a Director or officer except (i) to the extent that it is proved that the Director or officer actually received an improper benefit, or profit in money, property, or services for the amount of the benefit or profit in money, property or services actually received, or (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. In situations to which the Charter provision applies, the remedies available to the Company or a stockholder are limited to equitable remedies such as injunction or rescission.







PART II



ITEM 1: 	MARKET PRICE OF AND DIVIDENDS ON THE
REGISTRANT'S COMMON EQUITY AND OTHER
SHAREHOLDER MATTERS


	Our Common Stock is not currently traded on any market.
We intend to list our Common Stock on one or more publicly traded markets at such time as we become a reporting company under Securities and Exchange Commission regulations.
We have not paid any cash dividends on our Common Stock and we anticipate that, for the foreseeable future, earnings, if any, will continue to be retained for use in our business. As of December 31, 2000, the number of record holders of the Company's Common Stock was 94.



ITEM 2: LEGAL PROCEEDINGS


Many aspects of our business involve substantial risks of liability, including exposure under federal and state securities laws in connection with the distribution of mutual funds and other securities products and the providing of investment advisory services. We presently maintain an errors and omissions insurance policy insuring the Company and our registered representatives against these risks and in addition we hold a blanket broker bond to cover fraud. In recent years, there has been an increasing incidence of litigation involving the securities industry, including class actions which generally seek rescission and substantial damages. Additionally, securities brokerage firms become subject to arbitration claims brought by dissatisfied customers in the general course of business. We have been and are currently a party to such proceedings, none of which has resulted or is expected to result in any material liability. Recent market volatility has also brought with it an increase in defaults in customer loans and in our corresponding pursuit of bad debts




ITEM 3. CHANGES IN AND DISAGREEMENT WITH
ACCOUNTANTS


None




ITEM 4: RECENT SALES OF UNREGISTERED SECURITIES


	The Company engaged in the following sales of unregistered securities during the past three years:

The Company sold no shares of Common Stock in 1998.

In 1999 and 2000 the Company conducted a private placement of its Common Stock pursuant to Rule 506 of SEC Regulation D. All shares were purchased for investment and not with a view to distribution. Certificates for all shares carry a restrictive legend preventing their further transfer absent registration or an exemption. In 1999, 70, 200 shares were sold to 21 shareholders for $386,100. In 2000, 201, 988 shares were sold to 66 shareholders for $1,110,934.

         Our president, William J. Raike III sold Common Stock described below in 1998 and 1999 in private sale transactions exempt from registration pursuant to section 4(2) of the Securities
Act of 1933. All shares were purchased for investment and not with a view to distribution. Certificates for all shares carry a restrictive legend preventing their further transfer absent registration or an exemption. Proceeds of sale were contributed by Mr. Raike to the equity capital of the Company. No underwriting discounts or commissions were paid with respect to such sales.

    Transferee		         Number of      Percentage     Exemption
                     		Shares	Ownership

Morris L. Brunson		396,000	       9.3%
(1)
William D. Bertsche		200,000	       4.7%  	        (1)
Weldon Russell		  80,000	       0.46%	        (1)
Mr. and Mrs. Dale Bauley	  20,000	       0.9%              (1)
John Knight			  40,000	       0.2%	        (1)
William Gibson		  10,000	       0.9%
(1)
Max Eaton			  40,000        	       0.9%
(1)
Bobby Wisham		  10,000	       0.2%
(1)


(1) The Company and the selling shareholder relied on Sections 3 and 4(2) of the Securities Act of 1933 for exemption from the registration requirements of such Act. Each investor was personally known to Mr. Raike prior to making the investment and was furnished with information concerning the formation and operations of the Company, and each had the opportunity to verify the information supplied. Additionally, Company obtained a signed representation from each of the foregoing persons in connection with the purchase of the Common Stock of his or her intent to acquire such Common Stock for the purpose of investment only, and not with a view toward the subsequent distribution thereof.
Each of the certificates representing the Common Stock of the Company has been stamped with a legend restricting transfer of the securities represented thereby and the Company has issued stop transfer instructions to the Transfer Agent for the Common
Stock of the Company, concerning all certificates representing   the
Common Stock issued in the above described transactions. The above represent present-day ownership.









ITEM 5.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


Our bylaws provide for indemnification of directors and officers to the full extent provided by law.

Section 14-2-832 of the Georgia Business Corporation Act permits (and the
Company's Certificate of Incorporation and Bylaws, which are incorporated by reference herein) authorize indemnification of directors and officers of the
Company and officers and directors of another corporation, partnership, joint venture, trust, or other enterprise that serve at the request of the Company, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonable incurred by such person in connection with any action, suit or proceeding in which such person is a party by reason of such person being or having been a director or officer of the Company or at the request of the Company, if he conducted himself in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the
Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The
Company may not
indemnify an officer or a director with respect to any claim, issue or matter as to which such officer or director shall have been adjudged to be liable to the
Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. To the extent that an officer or director is successful on the merits or otherwise in defense on the merits or otherwise in defense of any action, suit or proceeding with respect to which such person is entitled to indemnification, or in defense of any claim, issue or matter therein, such person is entitled to be indemnified against expenses, including attorneys fees, actually and reasonably incurred by him in connection therewith.

         The circumstances under which indemnification is granted in an action brought on behalf of the Company are generally the same as those set forth above; however, expenses incurred by an officer or a director in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of final disposition upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it is ultimately determined that such officer or director is not entitled to indemnification by the Company.

The Company also maintains insurance on its directors and officers, which covers liabilities under the federal securities laws.




PART F/S



INDEX TO FINANCIAL STATEMENTS


Please see page F - 1 of Exhibits.

PART III



ITEMS 1 AND 2. INDEX TO EXHIBITS AND DESCRIPTION OF
EXHIBITS


The following exhibits are included as part of this Registration
Statement:


EXHIBIT NO.		DESCRIPTION
(a) Exhibits

Exhibit No.

*   3.1         Articles of Incorporation, as amended
*   3.2         Bylaws
*   4.1         Specimen certificate for shares of Common Stock of the
Company
    5.1         Opinion of Flint & Connolly.
  *10.3	       Form of Registered Representative Agreement
   10.4        Form of Investment Advisory Agreement
   10.5        Form of Affiliation Agreement with Insurance Agents
   10.6        Fully Disclosed Clearing Agreement with Southwest
Securities,
                   Inc.
*  11.1        Statement  regarding  computation of earnings per
share
*  23.1        Consent of  Flint & Connolly, included in Exhibit 5.1
*  23.2        Consent of Davis & Associates
*  23.4        Consent of Morris Brunson  regarding  appointment  as
director
*  23.5        Consent  of William Bertsche  regarding  appointment
as director
*  23.6        Consent  of Carrie Wisniewski  regarding  appointment
as director
*  24.1        Power of Attorney, set forth on signature page
*  27.1        Financial data schedule
- -------------------------------
*   Filed herewith

(b) Financial Statement Schedules

    None.

    Schedules not listed above have been omitted because they are not required, are not applicable, or the information is included in the Financial Statements or Notes thereto.



SIGNATURE

Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.




                                               RAIKE FINANCIAL GROUP,
INC.
(Company)


                                        By:
___________________________________
				William J. Raike,
President/CEO


     Date: March 9  ,2001




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